FOR IMMEDIATE RELEASE

RESOURCE CAPITAL CORP.
ANNOUNCES $47.1 MILLION IN LOAN PAY-OFFS
SINCE JUNE 30, 2008

PHILADELPHIA--(BUSINESS WIRE) - August 22, 2008 - Resource Capital Corp. (NYSE:RSO) (the "Company") announced that since June 30, 2008, the Company has received loan pay-offs and pay-downs of $47.1 million combined on its commercial real estate (“CRE”) and bank loan portfolios.  Of this total, $36.9 million came from the Company’s CRE portfolio with the breakdown by property type as follows: $20.8 million from office building loans, $13.8 million from retail loans and $2.3 million from an apartment building loan.  By geography, these CRE loan pay-offs breakdown as $22.8 million in Southern California, $13.8 million in Oregon and $0.3 million in other locations.  The balance of the pay-offs and pay-downs of $10.2 million are in the bank loan portfolio.

The Company also anticipates additional pay-offs and pay-downs in the range of $30-50 million on its CRE portfolio by the end of the year.

David Bloom, Senior Vice President-Real Estate Investments of Resource Capital Corp., commented, “We continue to see positive trends across our commercial mortgage portfolio with many of the borrowers’ plans for value creation at their properties being completed ahead of schedule and above our pro forma underwriting.  The pay-offs that we are realizing in the portfolio provide opportunities to reinvest at premium spreads and advantageous structures while continuing to back established real estate owners in proven markets.”

About Resource Capital Corp.

Resource Capital Corp. is a commercial real estate specialty finance company that qualifies as a real estate investment trust, or REIT, for federal income tax purposes. Resource Capital Corp.'s investment strategy focuses on commercial real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets. The Company invests in the following asset classes: commercial real estate-related assets such as whole loans, A-notes, B-notes, mezzanine loans and mortgage-related securities and commercial finance assets such as other asset-backed securities, senior secured corporate loans, equipment leases and notes, trust preferred securities, debt tranches of collateralized debt obligations and private equity investments principally issued by financial institutions.

Resource Capital Corp. is externally managed by Resource Capital Manager, Inc, an indirect wholly-owned subsidiary of Resource America, Inc. (NASDAQ:REXI), a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the commercial finance, real estate and financial fund management sectors.

For more information, please visit the Company's website at ww.resourcecapitalcorp.com or contact investor relations at pkamdar@resourceamerica.com.

This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. Factors that can affect future results are discussed in the documents filed by Resource Capital Corp. from time to time with the Securities and Exchange Commission. Resource Capital Corp. undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events.